Exhibit 99.1

Gladstone Capital Announces Monthly Cash Distributions for January, February and March, 2015
and First Fiscal Quarter Earnings Release and Conference Call Dates

MCLEAN, VA, January 13, 2015 – Gladstone Capital Corporation (NASDAQ: GLAD) (the “Company”) announced today that its board of directors declared the following monthly cash distributions and also announced its plan to report earnings for the first fiscal quarter ended December 31, 2014.

Cash Distributions:

Common Stock: $0.07 per share of common stock for each of January, February and March, 2015, payable per Table 1 below. The Company has paid 135 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid eight consecutive quarterly common stock cash distributions.

Table 1: Summary table for common stock cash distributions

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
January 21	January 23	February 3	$0.07
February 13	February 18	February 27	$0.07
March 18	March 20	March 31	$0.07

Total for the Quarter:			$0.21

Term Preferred Stock: $0.140625 per share of the Company’s 6.75% Series 2021 Term Preferred Stock (“Term Preferred Stock”) for each of January, February and March, 2015, payable per Table 2 below. The Term Preferred Stock trades on the NASDAQ under the symbol “GLADO.”

Table 2: Summary table for Term Preferred Stock cash distributions

Ex-Dividend Date	Record Date	Payment Date	Cash Distribution
January 21	January 23	February 3	$0.140625
February 13	February 18	February 27	$0.140625
March 18	March 20	March 31	$0.140625

Total for the Quarter:			$0.421875

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings for the first quarter ended December 31, 2014, after the stock market closes on Monday, February 2, 2015. The Company will hold a conference call Tuesday, February 3, 2015 at 8:30 a.m. EST to discuss its earnings results. Please call (855) 465-0177 to enter the conference call. An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through March 3, 2015. To hear the replay, please dial (855) 859-2056 and use playback conference number 16101120.

The live audio broadcast of the Company’s conference call will be available online at www.gladstonecapital.com. The event will be archived and available for replay on the Company’s website through April 3, 2015.

If you have questions prior to or following the earnings release you may e-mail them to info@gladstonecompanies.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of senior, second lien, and senior subordinate term loans in small and medium sized businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Capital Corporation